UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2024

AMERICAN BATTERY TECHNOLOGY COMPANY

(Exact name of registrant as specified in its charter)

Nevada	001-41811	33-1227980
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

100 Washington Street, Suite 100 Reno, NV	89503
(Address of principal executive offices)	(Zip Code)

(775) 473-4744

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.001 par value	ABAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On March 25, 2024, Julie Blunden resigned from the Board of Directors (the “Board”) of American Battery Technology Company (the “Company”) and all positions of the Company, including as a member of the Company’s audit committee, nominating and corporate governance committee and chair of the Company’s compensation committee, effective March 31, 2024. Ms. Blunden’s resignation was aligned with the Board’s succession plan for independent directors. The resignation was not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Appointment of Director

On March 25, 2024, the Board appointed Susan Yun Lee as a director of the Company, effective April 1, 2024 (the “Effective Date”), to serve until the Company’s next annual meeting of stockholders or until her earlier resignation or removal. In connection with her appointment to the Board, Ms. Lee was also appointed to serve as chair of the Company’s compensation committee and as a member of the Company’s audit committee and corporate governance and nominating committee.

In connection with her appointment, Ms. Lee and the Company have entered into a director agreement (the “Director Agreement”), which shall become effective on the Effective Date. Pursuant to the Director Agreement, Ms. Lee shall receive $25,000 per year paid quarterly in arrears on a pro-rated basis and is eligible to receive annual equity compensation of restricted stock units (“RSUs”) of the Company, paid quarterly in arrears on a pro-rated basis of $150,000, divided by the volume weighted average price (the “VWAP”) of the twenty (20) trading days prior to the applicable end of the quarter grant date and will first vest on the last day of the fiscal quarter following the first-year anniversary of hire. Ms. Lee shall also receive $10,000, paid quarterly in arrears on a pro-rated basis for chairing the Company’s compensation committee. In the case of a change in control (as that term is defined in the Company’s equity incentive plan or any subsequent plan that replaces that plan), Ms. Lee is eligible to receive $75,000, divided by the VWAP of the twenty (20) trading days prior to any change in control of the Company. Ms. Lee may elect to receive any of the above compensation in RSUs rather than cash, prior to the start of the Company’s compensation cycle of directors.

There are no arrangements or understandings between Ms. Lee and any other persons pursuant to which she was chosen as a director of the Company. There are no family relationships between Ms. Lee and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Ms. Lee is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

The Company issued a press release announcing Ms. Lee’s appointment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BATTERY TECHNOLOGY COMPANY

Date: March 29, 2024	By:	/s/ Ryan Melsert
Ryan Melsert
Chief Executive Officer